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                       SECURITIES AND EXCHANGE COMMISSION


                             WASHINGTON, D.C. 20549


                                    FORM 8-K


                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

                                 Date of Report
                       (date of earliest event reported)
                                December 14, 2000


                           NORTEL NETWORKS CORPORATION

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             Exact name of registrant as specified in its charter)






        CANADA                      001-07260              not applicable

(State or other jurisdiction       (Commission             (IRS Employer
      of incorporation)            File Number)          Identification No.)







8200 Dixie Road, Suite 100, Brampton, Ontario, Canada        L6T 5P6

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    (address of principal executive offices)                (Zip code)





Registrant's telephone number, including area code (905) 863-0000.

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ITEM 5.        OTHER EVENTS


               On December 14, 2000, the Registrant confirmed its guidance for the fourth quarter of 2000, the fiscal year 2000, the first quarter of 2001 and the fiscal year 2001.

               The Registrant continues to expect that its percentage growth in revenue and earnings per share from operations in 2000 over 1999 will be in the low 40's. The Registrant also continues to expect that its revenue and earnings per share from operations in the fourth quarter of 2000 will be in the range of US$8.5 billion to US$8.8 billion and US$0.26 per share on a fully diluted basis, respectively. Overall, the Registrant expects continued strong growth in Optical Internet, Wireless Internet, Local Internet and eBusiness solutions. The Registrant also continues to expect that its Optical Internet revenues to grow in excess of 125 percent in 2000 over 1999, to exceed US$10 billion.

               Looking forward to 2001, the Registrant continues to expect that the overall market will grow in excess of 20 percent. The Registrant also continues to expect to grow significantly faster than the market, with anticipated growth in revenues and earnings per share from operations in the 30 to 35 percent range. For the first quarter of 2001, consistent with historical profile trends, the Registrant continues to expect that its revenue and earnings per share from operations will be in the range of US$8.1 billion to US$8.3 billion and US$0.16 per share on a fully diluted basis, respectively.

               On December 15, 2000, the Registrant and ANTEC Corporation ("ANTEC") provided an update on the timing of the transaction to realign their cable businesses to create a new company. On October 18, 2000, the parties announced an agreement whereby the new company will acquire the Registrant's ownership interest in Arris Interactive L.L.C. ("Arris Interactive").

               Under the terms of the proposed transaction, the Registrant will effectively transfer its 81.25 percent interest in Arris Interactive in return for 33 million shares of common stock in the new company and approximately US$325 million in cash, giving the Registrant an approximate 46.5 percent ownership interest.

               ANTEC had previously secured a US$550 million bank facility, of which approximately US$325 million was to be used to fund the cash portion of the consideration. Due to changes in industry and financial market conditions, the proposed financing will need to be replaced.

               ANTEC is currently exploring its options in connection with replacing the financing. The Registrant and ANTEC are working closely to move the transaction to completion. The parties now expect the transaction to close in the first or second quarter of 2001. The transaction remains subject to customary regulatory approvals and approval by ANTEC shareholders. The transaction (excluding any one-time gains) is expected to be neutral to the Registrant's earnings per share from operations in 2001. The acquisition is not expected to impact the Registrant's previously announced 2000 and 2001 financial guidance.

               Certain information included herein is forward-looking and is subject to important risks and uncertainties. The results or events predicted in these statements may differ materially from actual results or events. Factors which could cause results or events to differ from current expectations include, among other things: the impact of price and product competition; the dependence on new product development; the impact of rapid technological and market change; the ability of the Registrant to make acquisitions and/or integrate the operations and technologies of acquired businesses in an effective manner; general industry and market conditions and growth rates; international growth and global economic conditions, particularly in emerging markets and including interest rate and currency exchange rate fluctuations; the impact of consolidations in the telecommunications industry, the uncertainties of the Internet; stock market volatility; the ability of the Registrant to recruit and retain qualified employees; and the impact of increased provision of customer financing by the Registrant. For additional information with respect to certain of these and other factors, see the reports filed by the Registrant with the United States Securities and Exchange Commission. The Registrant disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                     NORTEL NETWORKS CORPORATION



                                 By: /s/ DEBORAH J. NOBLE
                                     ----------------------------------------
                                     Deborah J. Noble
                                     Corporate Secretary



                                 By: /s/ BLAIR F. MORRISON
                                     ----------------------------------------
                                     Blair F. Morrison
                                     Assistant Secretary

Dated: December 15, 2000


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